Exhibit 99.1

NEWS RELEASE

Warner Chilcott Reports Operating Results for the Quarter Ended September 30, 2010

ACTONEL and ASACOL continue to drive solid revenue growth.

DUBLIN, Ireland, November 8, 2010 – Warner Chilcott plc (NASDAQ: WCRX) today announced its results for the quarter ended September 30, 2010. Revenue in the quarter ended September 30, 2010 increased 178.2% to $703.2 million over the prior year quarter. The primary drivers of the increase in revenue were the products acquired from The Procter & Gamble Company (“P&G”), primarily ACTONEL and ASACOL, which together contributed $448.4 million of revenue growth in the quarter ended September 30, 2010, compared to the prior year quarter. In total, these products and the other new products acquired from P&G contributed $504.4 million in revenue during the quarter ended September 30, 2010.

The acquisition of the global branded prescription pharmaceuticals business (“PGP”) of P&G on October 30, 2009 (the “PGP Acquisition”) significantly impacted the Company’s financial position and results of operations in the quarter ended September 30, 2010, compared to the prior year quarter. The Company reported GAAP net income of $57.5 million, or $0.23 per diluted share, in the quarter ended September 30, 2010, compared with GAAP net income of $424.2 million, or $1.69 per diluted share, in the prior year quarter. The quarter ended September 30, 2009 included a gain of $380.1 million, net of tax (or $1.51 per diluted share), related to the termination of the Company’s exclusive product licensing rights from LEO Pharma A/S (“LEO”) in the United States to TACLONEX, TACLONEX SCALP, DOVONEX and all dermatology products in LEO’s development pipeline, as well as the sale to LEO of related assets, in return for $1,000.0 million in cash (the “LEO Transaction”). Cash net income (“CNI”) for the quarter ended September 30, 2010 was $219.4 million, or $0.86 per diluted share, compared to $483.3 million in the prior year quarter. Excluding the gain of $380.1 million relating to the LEO Transaction, adjusted CNI increased by $116.2 million in the third quarter of 2010 compared to the prior year quarter.

References in this press release to “cash net income” or “CNI” mean our net income adjusted for the after-tax effects of two non-cash items: amortization (including impairments, if any) of intangible assets and amortization (including write-offs, if any) of deferred loan costs related to our debt. Reconciliations from our reported results in accordance with US GAAP to CNI, adjusted CNI and adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) for all periods are presented in the tables at the end of this press release.

Recent Events

Special Dividend Transaction

On September 8, 2010, the Company paid a special cash dividend of $8.50 per share, or $2,144.3 million in the aggregate, to the holders of its ordinary shares. In order to fund the special cash dividend and pay related fees and expenses, on August 20, 2010, the Company incurred $1,500.0 million aggregate principal amount of new term loan indebtedness in connection with an amendment to its new senior secured credit facilities and issued $750.0 million aggregate principal amount of 7.75% senior notes due 2018 (the “Initial 7.75% Notes”). The increase in the Company’s indebtedness negatively impacted the Company’s interest expense during the quarter ended September 30, 2010.

ENABLEX Acquisition

On September 23, 2010, the Company and Novartis Pharmaceuticals Corporation (“Novartis”), entered into a definitive asset purchase agreement pursuant to which the Company agreed to acquire the U.S. rights to Novartis’ ENABLEX product for an upfront payment of $400.0 million in cash at closing, plus future milestone payments of up to $20.0 million in the aggregate based on 2011 and 2012 net sales of ENABLEX (the “ENABLEX Acquisition”). On October 18, 2010, concurrent with the closing of the ENABLEX Acquisition, the Company and Novartis terminated their existing co-promotion agreement and the Company assumed full control of sales and marketing of ENABLEX for the U.S. market. On September 29, 2010, the Company issued an additional $500.0 million aggregate principal amount of 7.75% senior notes due 2018 (the “Additional 7.75% Notes” and together with the Initial 7.75% Notes, the “7.75% Notes”), at a premium, in order to fund the $400.0 million upfront payment in connection with the ENABLEX Acquisition and for general corporate purposes.

Product approvals

On October 8, 2010, the U.S. Food and Drug Administration (“FDA”) approved the Company’s next generation ACTONEL product for the treatment of postmenopausal osteoporosis in the United States. This product will be marketed as ATELVIA delayed-release tablets. On October 21, 2010, the FDA approved the Company’s new oral contraceptive product for the prevention of pregnancy in the United States. This product will be marketed as LO LOESTRIN FE. The Company expects to begin commercial shipments of these products during the fourth quarter of 2010 and commence its marketing efforts in the first quarter of 2011.

Revenue

Revenue in the quarter ended September 30, 2010 was $703.2 million, an increase of $450.4 million, or 178.2%, over the prior year quarter. Sales related-deductions have increased sequentially during the nine months ended September 30, 2010. The increase was due primarily to higher utilization in our loyalty card programs and, to a lesser extent, higher utilization in our commercial and government rebate programs. In addition to transactions such as the PGP Acquisition and the LEO Transaction, period over period changes in the net sales of our products are a function of a number of factors including changes in: market demand, gross selling prices, sales-related deductions from gross sales to arrive at net sales and the levels of pipeline inventories of our products held by our direct and indirect customers. We use IMS Health, Inc. estimates of filled prescriptions for our products as a proxy for market demand in the U.S.

Net sales of our oral contraceptive products increased $14.3 million, or 17.3%, in the quarter ended September 30, 2010, compared with the prior year quarter. LOESTRIN 24 FE generated net sales of $84.5 million in the quarter ended September 30, 2010, an increase of 30.8%, compared with $64.6 million in the prior year quarter. The increase in LOESTRIN 24 FE net sales was primarily due to an increase in filled prescriptions of 64.4% and higher average selling prices, offset in part by the contraction of pipeline inventories relative to the prior year quarter and the impact of higher sales-related deductions, including the increased utilization of customer loyalty cards.

Revenues of ACTONEL were $267.6 million in the quarter ended September 30, 2010. ACTONEL revenues in North America totaled $153.8 million in the quarter ended September 30, 2010, including $135.5 million in the United States. Filled prescriptions of ACTONEL in the U.S. decreased 24.8% in the quarter ended September 30, 2010 compared to the prior year quarter. In the United States, ACTONEL continues to face market share declines due to the impact of managed care initiatives encouraging the use of generic versions of other products. In addition, generic competition in Canada began to negatively impact our net sales of ACTONEL in the first quarter of 2010 and we expect generic competition in Western Europe to negatively impact our net sales of ACTONEL beginning in the fourth quarter of 2010.

Net sales of our dermatology products decreased $62.5 million in the quarter ended September 30, 2010 relative to the prior year quarter, primarily as a result of the termination of the Company’s distribution agreement with LEO. From the closing of the LEO Transaction on September 23, 2009 until LEO assumed responsibility for its own distribution services on June 30, 2010, the Company recorded net sales (and cost of sales at nominal distributor margins) for all TACLONEX and DOVONEX products sold in the United States pursuant to the distribution agreement executed in connection with the LEO Transaction. The Company did not record any net sales of DOVONEX or TACLONEX in the quarter ended September 30, 2010. Net sales of DORYX decreased $9.7 million, or 20.1%, to $38.5 million in the quarter ended September 30, 2010, compared to $48.2 million in the prior year quarter. The decrease in DORYX net sales was primarily due to an increase in sales-related deductions and a contraction of pipeline inventories relative to the prior year quarter, offset in part by higher average selling prices and a 3.5% increase in filled prescriptions. The increase in sales-related deductions compared to the prior year quarter was primarily due to the increased usage of our customer loyalty card for DORYX 150 mg.

Net sales of ASACOL in the quarter ended September 30, 2010 were $180.8 million. ASACOL net sales in North America totaled $167.0 million in the quarter ended September 30, 2010, including $161.1 million in the United States. Filled prescriptions of ASACOL in the U.S. decreased 5.1% in the quarter ended September 30, 2010 compared to the prior year quarter.

Revenues related to ENABLEX in the quarter ended September 30, 2010 were $23.1 million. As a result of the ENABLEX Acquisition, the Company will continue to receive a contractual percentage of Novartis’ sales of ENABLEX through October 18, 2010, which will be included in “other revenue” on a net basis. Beginning on October 19, 2010, the Company assumed responsibility for the commercial shipment of all ENABLEX product in the U.S. and will record all product sales and related expenses on a gross basis.

Cost of Sales (excluding Amortization of Intangible Assets)

Cost of sales increased $37.3 million, or 84.1%, in the quarter ended September 30, 2010 compared with the prior year quarter, primarily due to a 165.9% increase in product net sales. Our gross margin, as a percentage of total revenue, increased to 88.4% in the quarter ended September 30, 2010 as compared to 82.4% in the prior year quarter, primarily due to a favorable mix of products sold as compared to the prior year quarter.

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses for the quarter ended September 30, 2010 were $251.4 million, an increase of $192.3 million, or 325.3%, from $59.1 million in the prior year quarter. A&P expenses increased $20.0 million, or 262.3%, in the quarter ended September 30, 2010 as compared with the prior year quarter, primarily due to advertising and other promotional spending attributable to the acquired PGP products. Selling and distribution expenses increased $112.2 million, or 565.7%, in the quarter ended September 30, 2010 as compared to the prior year quarter. The increase was primarily due to co-promotion expenses of $65.5 million under the Actonel Collaboration Agreement between the Company and Sanofi-Aventis U.S. LLC and increased sales-related headcount and expenses resulting from the PGP Acquisition. G&A expenses increased $60.1 million, or 189.9%, in the quarter ended September 30, 2010, as compared with the prior year quarter. The increase was due in large part to increases in infrastructure costs, compensation expenses and professional and consulting fees primarily relating to the integration of PGP. Included in G&A expenses in the quarter ended September 30, 2010 were consulting and other professional fees relating to the PGP integration of $2.3 million, expenses payable to P&G under the Transition Services Agreement of $7.4 million, and severance costs of $1.0 million.

Research and Development (“R&D”)

Our investment in R&D for the quarter ended September 30, 2010 was $33.3 million, an increase of $21.7 million, or 186.1%, compared with $11.6 million in the prior year quarter. The quarter ended September 30, 2010 included payments of $6.4 million primarily consisting of a $5.0 million payment to TaiGen Biotechnology Co. Ltd, resulting from the amendment of a license agreement with respect to a nemonoxacin product under development as well as a $1.0 million milestone payment to Paratek Pharmaceuticals, Inc., paid upon the achievement of a developmental milestone under our agreement to develop a treatment for acne and rosacea. Excluding these payments, R&D expenses increased $15.3 million compared to the prior year quarter. The increase in R&D expenses in the quarter ended September 30, 2010 relative to the prior year quarter was primarily due to the addition of R&D projects from PGP, higher costs associated with an increase in personnel and facilities and costs incurred relating to ongoing product development efforts.

Amortization of Intangible Assets

Amortization of intangible assets in the quarters ended September 30, 2010 and 2009 was $162.6 million and $57.0 million, respectively. The increase in amortization expense in the quarter ended September 30, 2010 compared to the prior year quarter was due primarily to the amortization of intellectual property assets acquired in the PGP Acquisition which accounted for $125.5 million of the amortization expense in the third quarter of 2010. We expect amortization expense to be significantly higher in 2010, relative to 2009, as a result of the PGP Acquisition, as well as the FDA’s approval of ATELVIA and the ENABLEX Acquisition in the fourth quarter of 2010.

Net Interest Expense

Net interest expense for the quarter ended September 30, 2010 was $60.8 million, an increase of $36.8 million, or 153.6%, from $24.0 million in the prior year quarter. Included in net interest expense in the quarter ended September 30, 2009 was $6.6 million relating to the write-off of deferred loan costs associated with the repayment of $479.8 million of indebtedness under our prior senior secured credit facilities. Excluding the write-off of deferred loan costs, interest expense increased $43.4 million in the quarter ended September 30, 2010, as compared to the prior year quarter primarily due to a significant increase in our total outstanding indebtedness which was incurred to fund, among other things, the PGP Acquisition, the special cash dividend, the ENABLEX Acquisition and to pay related costs and expenses. The Company did not make any optional prepayments of debt during the quarter ended September 30, 2010.

Net Income and Cash Net Income

For the quarter ended September 30, 2010, we reported net income of $57.5 million, or $0.23 per diluted share, and CNI of $219.4 million, or $0.86 per diluted share. Earnings per share figures are based on 254.0 million diluted ordinary shares outstanding. In calculating CNI, we add back the after-tax impact of the amortization (including impairments, if any) of intangible assets and the amortization (including write-offs, if any) of deferred loan costs. These items are tax-effected at the estimated marginal rates attributable to them. In the quarter ended September 30, 2010, the marginal tax rate associated with the amortization of intangible assets was 4.9% and the marginal tax rate for amortization (including write-offs) of deferred loan costs was 8.7%.

Liquidity, Balance Sheet and Cash Flows

As of September 30, 2010, our cash and cash equivalents totaled $1,071.0 million and our total debt outstanding was $5,222.4 million, which consisted of $3,962.4 million of borrowings under our new senior secured credit facilities, $1,250.0 million aggregate principal amount of 7.75% Notes, and $10.0 million of unamortized premium related to the 7.75% Notes. We generated $250.2 million of cash from operating activities in the quarter ended September 30, 2010, compared with $111.1 million of cash from operating activities in the prior year quarter, an increase of $139.1 million.

2010 Financial Guidance Update

Based on our year-to-date results and current outlook for the remainder of 2010, we are raising our estimate of adjusted CNI per share by $0.10 from a range of $3.25 to $3.35 to a range of $3.35 to $3.45. The increase is the result of lower than previously expected SG&A expenses primarily as a result of better than anticipated progress in the P&G integration and the timing of R&D expenses, which more than offset declines in adjusted total revenue. The Company is reducing its estimate of adjusted total revenue from a range of $2,900.0 million to $2,950.0 million to a range of $2,800.0 million to $2,850.0 million based on current revenue trends, including higher than previously estimated sales-related deductions.

For the complete list of changes to the Company’s full year 2010 guidance, please refer to the table on the last page of this press release.

Investor Conference Call

The Company is hosting a conference call open to all interested parties, on Monday, November 8, 2010 beginning at 8:00 AM EST. The number to call within the United States and Canada is (877) 354-4056. Participants outside the United States and Canada should call (678) 809-1043. A replay of the conference call will be available for two weeks following the call and can be accessed by dialing (800) 642-1687 from within the United States and Canada or (706) 645-9291 from outside the United States and Canada. The passcode for the replay ID number is 21329663.

The Company

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the gastroenterology, women’s healthcare, dermatology and urology segments of the North American and Western European pharmaceuticals markets. The Company is a fully integrated company with internal resources dedicated to the development, manufacturing and promotion of its products. WCRX-F

Forward Looking Statements

This press release contains forward-looking statements, including statements concerning our operations, our anticipated financial performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: our substantial indebtedness, including increases in the LIBOR rates on our variable-rate indebtedness above the applicable floor amounts; competitive factors in the industry in which we operate (including the approval and introduction of generic or branded products that compete with our products); our ability to protect our intellectual property; a delay in qualifying any of our manufacturing facilities that produce our products or production or regulatory problems with either third party manufacturers or API suppliers upon whom we may rely for some of our products or our own manufacturing facilities; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems, the continued consolidation of the distribution network through which we sell our products, including wholesale drug distributors and the growth of large retail drug store chains; the loss of key senior management or scientific staff; adverse outcomes in our outstanding litigation or an increase in the number of litigation matters to which we are subject; government regulation, including domestic and foreign health care reform, affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing new products at favorable prices and marketing such new products; our ability to obtain regulatory approval and customer acceptance of new products, and continued customer acceptance of our existing products; changes in tax laws or interpretations that could increase our consolidated tax liabilities, such as the recently enacted excise tax legislation in Puerto Rico; our ability to realize the anticipated opportunities from the PGP Acquisition; the other risks identified in our periodic filings including our Annual Report on Form 10-K for the year ended December 31, 2009, and from time-to-time in our other investor communications.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.

Reconciliations to GAAP Net Income

CNI

To supplement its condensed consolidated financial statements presented in accordance with US GAAP, the Company provides a summary to show the computation of CNI and Adjusted CNI. CNI is defined as the Company’s GAAP net income adjusted for the after-tax effects of two non-cash items: amortization (including impairments, if any) of intangible assets and amortization (including write-offs, if any) of deferred loan costs related to the Company’s debt. Adjusted CNI represents CNI as further adjusted to exclude one-time impacts from the LEO Transaction, the PGP Acquisition and the income from the reversal of a contingent liability relating to the termination of a contract. The Company believes that the presentation of CNI and Adjusted CNI provides useful information to both management and investors concerning the approximate impact of the above items. The Company also believes that considering the effect of these items allows management and investors to better compare the Company’s financial performance from period-to-period, and to better compare the Company’s financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with US GAAP.

Adjusted EBITDA

To supplement its condensed consolidated financial statements presented in accordance with US GAAP, the Company provides a summary to show the computation of adjusted EBITDA taking into account certain charges that were taken during the quarters ended September 30, 2010 and 2009. The computation of adjusted EBITDA is based on the definition of EBITDA contained in the Company’s senior secured credit facilities.

Company Contact:	Rochelle Fuhrmann Investor Relations 973-442-3281 rfuhrmann@wcrx.com

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Quarter Ended		Nine Months Ended
	Sept-30-10	Sept-30-09	Sept-30-10	Sept-30-09
REVENUE:
Product net sales	$659,650	$248,061	$2,132,843	$732,650
Other revenue	43,542	4,734	147,261	16,950

Total revenue	703,192	252,795	2,280,104	749,600
COSTS & EXPENSES:
Cost of sales (excludes amortization of intangible assets)	81,681	44,366	407,873	140,078
Selling, general and administrative	251,444	59,115	852,299	158,903
(Gain) on sale of assets	—	(393,095)	—	(393,095)
Research and development	33,264	11,627	115,668	47,444
Amortization of intangible assets	162,619	56,993	480,690	170,978
Interest expense, (net)	60,773	23,960	176,274	57,178

INCOME BEFORE TAXES	113,411	449,829	247,300	568,114
Provision for income taxes	55,895	25,584	91,774	44,510

NET INCOME	$57,516	$424,245	$155,526	$523,604

Earnings per share:
Basic	$0.23	$1.69	$0.62	$2.09

Diluted	$0.23	$1.69	$0.61	$2.09

Dividends per share	$8.50	—	$8.50	—

RECONCILIATIONS:
Net income - GAAP	$57,516	$424,245	$155,526	$523,604
+ Amortization of intangible assets, net of tax	154,686	52,218	448,717	156,653
+ Amortization of deferred loan costs, net of tax	7,220	6,854	38,499	9,975

CASH NET INCOME	$219,422	$483,317	$642,742	$690,232

Non-recurring, one-time charges included above (net of tax):
+ (Gain) on sale of assets, net of tax	$—	$(380,088)	$—	$(380,088)
+ Write-off of fair value step-up on acquired inventories	—	—	93,743	—
+ Gain recognized on contract termination	—	—	(18,127)	—
+ Gain recognized on sale of certain LEO inventories	—	—	(34,040)	—

ADJUSTED CASH NET INCOME	$219,422	$103,229	$684,318	$310,144

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

(Unaudited)

	As of September 30, 2010	As of December 31, 2009
ASSETS
Current assets:
Cash & cash equivalents	$1,070,993	$539,006
Accounts receivable, net	428,539	339,753
Inventories	112,906	236,203
Prepaid expenses & other current assets	222,024	229,309

Total current assets	1,834,462	1,344,271

Other assets:
Property, plant and equipment, net	230,871	177,825
Intangible assets, net	2,774,332	3,302,386
Goodwill	1,028,550	1,060,644
Other non-current assets	193,020	146,115

TOTAL ASSETS	$6,061,235	$6,031,241

LIABILITIES
Current liabilities:
Accounts payable	$82,087	$168,477
Accrued expenses & other current liabilities	719,060	719,180
Current portion of long-term debt	249,923	208,960

Total current liabilities	1,051,070	1,096,617

Other liabilities:
Long-term debt, excluding current portion	4,972,472	2,830,500
Other non-current liabilities	123,909	215,031

Total liabilities	6,147,451	4,142,148

SHAREHOLDERS’ (DEFICIT) / EQUITY	(86,216)	1,889,093

TOTAL LIABILITIES & SHAREHOLDERS’ (DEFICIT) / EQUITY	$6,061,235	$6,031,241

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(In thousands of U.S. dollars)

(Unaudited)

	Quarter Ended		Nine Months Ended
	Sept-30-10	Sept-30-09	Sept-30-10	Sept-30-09
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$57,516	$424,245	$155,526	$523,604
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,925	3,256	22,566	9,682
Amortization of intangible assets	162,619	56,993	480,690	170,978
(Gain) on sale of assets	—	(393,095)	—	(393,095)
Write-off of fair value step-up on acquired inventories	—	—	105,504	—
Amortization of deferred loan costs	7,911	7,790	42,357	11,561
Stock-based compensation expense	5,598	3,448	15,937	9,410
Changes in assets and liabilities:
(Increase) in accounts receivable, prepaid and other assets	(35,387)	(26,208)	(57,117)	(42,239)
(Increase) / decrease in inventories	(3,800)	(6,939)	10,032	(10,891)
Increase / (decrease) in accounts payable, accrued expenses & other liabilities	6,805	28,948	(117,242)	52,385
Increase / (decrease) in income taxes and other, net	40,997	12,616	(42,971)	9,533

Net cash provided by operating activities	$250,184	$111,054	$615,282	$340,928

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets	—	(2,900)	(2,900)	(8,700)
Proceeds from the sale of assets	—	1,000,000	—	1,000,000
Capital expenditures	(19,131)	(13,760)	(74,436)	(32,793)

Net cash (used in) / provided by investing activities	$(19,131)	$983,340	$(77,336)	$958,507

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(2,105,216)	—	(2,105,216)	—
Term borrowings under New Senior Secured Facilities	1,500,000	—	1,500,000	—
Proceeds from issuance of 7.75% Notes, including premium	1,260,000	—	1,260,000	—
Redemption of 8.75% Senior Subordinated Notes due 2015	—	—	(89,460)	—
Payments for loan costs	(83,691)	—	(83,691)	—
Term repayments under New Senior Secured Credit Facilities	(28,858)	—	(487,605)	—
Term repayments under Prior Senior Secured Credit Facilities	—	(479,830)	—	(582,557)
Proceeds from the exercise of non-qualified options to purchase ordinary shares	2,656	984	6,646	984
Other	(10)	(15)	(97)	(45)

Net cash provided by / (used in) financing activities	$544,881	$(478,861)	$577	$(581,618)

Effect of exchange rates on cash and cash equivalents	(1,669)	—	(6,536)	—

Net increase in cash and cash equivalents	774,265	615,533	531,987	717,817
Cash and cash equivalents, beginning of period	296,728	138,190	539,006	35,906

Cash and cash equivalents, end of period	$1,070,993	$753,723	$1,070,993	$753,723

SCHEDULE OF NON-CASH ACTIVITIES:
Increase in liabilities related to the Special Dividend	$39,105	—	$39,105	—

WARNER CHILCOTT PUBLIC LIMITED COMPANY

Reconciliation of Net Income to Adjusted EBITDA

(In thousands of U.S. dollars)

(Unaudited)

	Quarter Ended		Nine Months Ended
	Sept-30-10	Sept-30-09	Sept-30-10	Sept-30-09
RECONCILIATION TO ADJUSTED EBITDA:
Net income - GAAP	$57,516	$424,245	$155,526	$523,604
+ Interest expense, as defined	60,773	23,960	176,274	57,178
+ Provision for income taxes	55,895	25,584	91,774	44,510
+ Non-cash stock-based compensation expense	5,598	3,448	15,937	9,410
+ Depreciation	7,925	3,256	22,566	9,682
+ Amortization of intangible assets	162,619	56,993	480,690	170,978
+ Permitted R&D expenses	6,400	—	26,400	11,500
+ (Gain) on sale of assets	—	(393,095)	—	(393,095)
+ PGP Acquisition costs	2,283	14,518	21,912	17,712
+ Write-off of fair value step-up on acquired inventories	—	—	105,504	—
+ Other permitted add-backs	4,920	—	31,047	—

Adjusted EBITDA of WC plc, as defined	$363,929	$158,909	$1,127,630	$451,479

+ Expenses of WC plc and other	2,861	3,254	12,610	9,914

Adjusted EBITDA of Warner Chilcott Holdings Company III, Limited, as defined	$366,790	$162,163	$1,140,240	$461,393

Note: Warner Chilcott Holdings Company III, Limited and certain of its subsidiaries are parties to the Company’s senior secured credit facilities. Warner Chilcott plc is not a party to these agreements. Certain expenses included in Warner Chilcott plc’s consolidated operating results are not deducted in arriving at Adjusted EBITDA for Warner Chilcott Holdings Company III, Limited and its subsidiaries.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

REVENUE BY PRODUCT

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended		Nine Months Ended
	Sept-30-10	Sept-30-09	Sept-30-10	Sept-30-09
Women’s Healthcare:
Oral Contraceptives
LOESTRIN 24 FE	$84.5	$64.6	$252.4	$175.0
FEMCON FE	9.1	13.3	33.4	38.6
Other Oral Contraceptives	3.4	4.8	16.6	17.7

Total Oral Contraceptives	97.0	82.7	302.4	231.3

Hormone Therapy
ESTRACE Cream	35.6	30.7	99.0	82.1
FEMHRT	14.4	19.5	39.8	45.3
Other Hormone Therapy	6.2	6.8	21.0	19.3

Total Hormone Therapy	56.2	57.0	159.8	146.7

ACTONEL *	267.6	—	793.6	—
Other women’s healthcare products	11.0	4.2	32.9	12.6

Total Women’s Healthcare	431.8	143.9	1,288.7	390.6

Dermatology:
DORYX	38.5	48.2	140.4	143.4
TACLONEX**	—	29.0	74.1	102.1
DOVONEX**	—	23.8	74.6	85.7

Total Dermatology	38.5	101.0	289.1	331.2

Gastroenterology:
ASACOL	180.8	—	538.3	—
Urology:
ENABLEX *	23.1	—	62.6	—
Other:
Other products net sales	23.1	0.2	74.3	1.6
Contract manufacturing product sales	3.4	3.0	12.5	9.2
Other revenue	2.5	4.7	14.6	17.0

Total Revenue	$703.2	$252.8	$2,280.1	$749.6

*	Includes “other revenue” as classified in our condensed consolidated statement of operations.
**	Includes revenue, if any, recorded pursuant to our distribution agreement with LEO during the specified period.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

SUMMARY OF SG&A EXPENSES

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended
	Sept-30-10	Sept-30-09
Advertising & promotion	$27.6	$7.6
Selling & distribution	132.0	19.8
General, administrative & other	91.8	31.7

Total SG&A	$251.4	$59.1

	Nine Months Ended
	Sept-30-10	Sept-30-09
Advertising & promotion	$85.0	$25.8
Selling & distribution	436.6	63.0
General, administrative & other	330.7	70.1

Total SG&A	$852.3	$158.9

WARNER CHILCOTT PUBLIC LIMITED COMPANY

2010 Full Year Financial Guidance

(In millions of U.S. dollars, except per share amounts)

	Prior Guidance August 2010	Current Guidance November 2010 (1)
Adjusted Total Revenue (2)	$2,900 to $2,950	$2,800 to $2,850
Adjusted Gross Margin as a % of Adjusted Total Revenue (3)	90% to 91%	90% to 91%
Total SG&A Expense (4)	$1,200 to $1,250	$1,100 to $1,150
Total R&D Expense (5)	$160 to $180	$140 to $160
Total Income Tax Provision (6)	12%-13% of EBTA	12%-13% of EBTA
Adjusted Net Income (7)	$189 to $214	$192 to $218
Adjusted CNI (8)	$829 to $854	$854 to $880
Adjusted CNI per share (8) (9)	$3.25 to $3.35	$3.35 to $3.45

(1)	The 2010 current guidance assumes that Roxane (a division of Boehringher Ingelheim Corporation) will not launch a generic Asacol 400 mg product at risk in 2010, accounts for the amendment to the Actonel Collaboration Agreement in April 2010 and the ENABLEX Acquisition in October 2010, and does not account for the impact of any future acquisitions or new partnership or in-licensing transactions subsequent to the date hereof. As noted below, the current 2010 guidance excludes the LEO Transaction and the impact of the distribution arrangement with LEO.
(2)	Adjusted total revenue excludes the impact of the Company’s distribution arrangement with LEO.
(3)	Adjusted gross margin as a percentage of adjusted total revenue excludes the amortization and impairments of intangible assets, the gain recognized during the quarter ended June 30, 2010 on the termination of a contract, the impact of the Company’s distribution arrangement with LEO and the purchase accounting impact of the step-up of certain inventories acquired in the PGP Acquisition, which was included in cost of sales as the inventory was sold.
(4)	Total SG&A expense does not include any amount that may be payable in connection with any future potential settlement of our outstanding litigation.
(5)	The current 2010 guidance includes actual and anticipated payments to third parties.
(6)	The total 2010 tax provision is estimated as a percentage of adjusted earnings before taxes and book amortization (EBTA).
(7)	A reconciliation of 2010 expected GAAP net income to expected adjusted net income excludes the impact of the LEO distribution arrangement, the impact of the write-off of the fair value step-up of acquired PGP inventories and the gain recognized during the quarter ended June 30, 2010 on the termination of a contract.
(8)	A reconciliation of 2010 expected adjusted net income to the expected adjusted cash net income adds back the expected after tax impact of the amortization of intangibles ($615 million) and the after tax impact of deferred financing fees ($47 million).
(9)	Expected adjusted cash net income per share is based on 255 million fully diluted ordinary shares.